EXHIBIT 15
August 5, 2011
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Commissioners:
We are aware that our report dated August 5, 2011 on our review of interim financial information of Sonoco Products Company for the three-month and six-month periods ended July 3, 2011 and June 27, 2010 and included in the Company’s quarterly report on Form 10-Q for the quarter ended July 3, 2011 is incorporated by reference in its Registration Statements on Forms S-8 (File No. 33-45594; File No. 33-60039; File No. 333-12657; File No. 333-100799; File No. 333-100798; and File No. 333-152531) and Form S-3 (File No. 333-160964).
Very truly yours,
/s/ PricewaterhouseCoopers LLP